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Exhibit 21.1

Subsidiaries of Western Gas Resources, Inc.

Name of Subsidiary		Relationship
1)	MIGC, Inc., a Delaware corporation	Wholly owned subsidiary of Western Gas Resources, Inc.
2)	MGTC, Inc., a Wyoming corporation	Wholly owned subsidiary of MIGC, Inc.
3)	Western Gas Resources—Texas, Inc., a Texas corporation	Wholly owned subsidiary of Western Gas Resources, Inc.
4)	Mountain Gas Resources, Inc., a Delaware corporation	Wholly owned subsidiary of Western Gas Resources, Inc.
5)	Western Power Services, Inc., a Delaware corporation	Wholly owned subsidiary of Western Gas Resources, Inc.
6)	WGR Canada, Inc., a New Brunswick corporation	Wholly owned subsidiary of Western Gas Resources, Inc.
7)	Lance Oil & Gas Company, Inc., a Delaware corporation	Wholly owned subsidiary of Western Gas Resources, Inc.
8)	Mountain Gas Transportation, Inc., a Delaware corporation	Wholly owned subsidiary of Mountain Gas Resources, Inc.
9)	Western Gas Wyoming, L.L.C., a Wyoming L.L.C.	Wholly owned subsidiary of Western Gas Resources, Inc.
10)	Western Gas Resources—Westana, Inc., a Delaware corporation	Wholly owned subsidiary of Western Gas Resources, Inc.
11)	Western Gas Resources—Sand Wash, Inc., a Colorado corporation	Wholly owned subsidiary of Western Gas Resources, Inc.
12)	Rising Star Pipeline Corporation, a Delaware corporation	Wholly owned subsidiary of Western Gas Resources, Inc.
13)	Setting Sun Pipeline Corporation, a Delaware corporation	Wholly owned subsidiary of Western Gas Resources, Inc.
14)	Western Gas Resources Canada Company, a Nova Scotia unlimited liability company	Wholly owned subsidiary of Western Gas Wyoming, L.L.C.

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  Exhibit 21.1